Information Architects Unveils the Big Network, a Big Entertainment Company
Tuesday May 16, 11:30 am ET

FT. LAUDERDALE, FL--(MARKET WIRE)--May 16, 2006 -- Information Architects (OTC BB:IACH.OB - News), a leader in online information solutions, today announced aggressive plans to drive BIG INTERNATIONAL GROUP OF ENTERTAINMENT INC., (Big Entertainment) forward. Big Entertainment is an entertainment entity that was formed to act as a nucleus for five other entertainment based corporations that will create a multi-media "think tank" to compete in the global marketplace.

The acquisition of Big Entertainment is a significant part of the company's business plan that will allow them to secure a competitive advantage in the entertainment industry. The first Big Entertainment Company to receive focus is the Big Network. The Big Network was designed specifically as a support entity to enhance the television, animation and publishing companies. Big Network intends to utilize the Internet to market, and in some cases, deliver Big Entertainment's children's books, music publications, new artists on the record label and direct individuals to their themed destinations.

The Big Network's main responsibility is to tie all the products and services of the entertainment entities together, all in one location. "It is our plan to create a tight linkage of all our entertainment entities and make them easily accessible to our target market. As we continue to execute our business plans for Big Entertainment, I hope one message is clear, Information Architects is serious in their commitment to provide quality entertainment for the entire family," said Jon Grinter, President of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.